EXHIBIT 4.30
SECOND AMENDMENT TO
$1,202,500 PROMISSORY NOTE
BETWEEN
FLINT TELECOM GROUP, INC. AND
FLINT TELECOM, LTD.

This SECOND AMENDMENT is to modify certain terms and conditions to that certain Promissory Note by and between Flint Telecom, Inc., a Delaware corporation (which was subsequently assumed by Flint Telecom Group, Inc., a Nevada Corporation) (“Flint”) and Flint Telecom, Ltd., an Irish Corporation (“Note Holder”) dated September 30, 2008  (the “Note”).

Unless otherwise indicated, terms used herein that are defined in the Note shall have the same meanings herein as in the Note.

WHEREAS, during Flint’s annual audit for its fiscal year ending June 30, 2009 certain accounting errors related to the Note were found which resulted in the parties agreeing to decrease the Principal Amount of the Note from $1,202,500 to $702,500 in order to accurately reflect the actual cash loaned by the Note Holder to Flint at the time the Note was issued; and

WHEREAS, certain additional accounting errors have recently been found related to the Note and the parties desire to further decrease the Principal Amount of the Note from $702,500 to $202,500, to accurately reflect the actual amount of cash loaned by the Note Holder to Flint at the time the Note was issued.

THEREFORE, the parties agree as follows:

1. Effective as of October 1, 2008, the parties hereto agree to decrease the Principal Amount of the Note from $702,500 to $202,500.

Except as herein modified, all the terms and conditions of the above referenced Note shall remain in full force and effect.  In the event of any conflict between the Amendments and the Note, the provisions of this Amendment shall prevail.

The parties hereby agree that signatures transmitted and received via facsimile or other electronic means shall be treated for all purposes of this Amendment as original signatures and shall be deemed valid, binding and enforceable by and against both parties.

BOTH PARTIES HERETO REPRESENT THAT THEY HAVE READ THIS AMENDMENT, UNDERSTAND IT, AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS STATED HEREIN, AND ACKNOWLEDGE RECEIPT OF A SIGNED, TRUE AND EXACT COPY OF THIS AMENDMENT.

IN WITNESS WHEREOF, each of the Parties has caused this Second Amendment to be executed on its behalf by its duly authorized officers effective as of October 1, 2008.

FLINT TELECOM GROUP, INC.	FLINT TELECOM, LTD.
/s/ Steve Keaveney	/s/ Vincent Browne
By: Steve Keaveney	By: Vincent Browne
Its: Chief Financial Officer	Its: President
Date: September 23, 2009	Date: September 23, 2009